STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 5th day of September, 1997, by and among GEOSCIENCE CORPORATION, a Nevada corporation (the "Seller") and PARADIGM GEOPHYSICAL CORPORATION, a Delaware corporation (the "Purchaser"), and PARADIGM GEOPHYSICAL LTD., an Israeli corporation ("PG Guarantor").

                                  WITNESSETH:

      WHEREAS, CogniSeis Development, Inc., a Delaware corporation (the "Company"), has, at the date of this Agreement, an authorized capital of 8,000,000 shares of stock, consisting of 5,000,000 shares of common stock, par value $0.001 per share (the "Common Stock"), and 3,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock");

      WHEREAS, the Company develops, markets, licenses and supports applications software for use in time processing seismic data and interpreting and visualizing geophysical and geological data;

      WHEREAS, the Company has 1,000 shares of Common Stock issued and outstanding and no shares of Preferred Stock outstanding;

      WHEREAS, all the outstanding Common Stock of the Company is owned directly by the Seller;

      WHEREAS, the Seller proposes to sell all of the aforementioned outstanding shares of the Common Stock to the Purchaser and the Purchaser proposes to purchase such shares of Common Stock from the Seller; and

      WHEREAS, the Purchaser is the wholly-owned subsidiary of the PG Guarantor;

      NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

      1.    DEFINITIONS.  For purposes of this Agreement:

      (a) "Affiliate" means any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "CONTROL" (including the terms "CONTROLLED by" and "UNDER COMMON CONTROL") as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such


STOCK PURCHASE AGREEMENT - PAGE 1
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Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

      (b)   "Closing" and "Closing Date" have the meanings specified in Section
            7.

      (c) "Intellectual Property" shall mean and include with respect to the Purchased Business:

            (i) national and multinational statutory invention registrations, patents, patent registrations and patent applications and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application;

            (ii) trade marks, service marks, trade dress, get-up, logos, trade names (whether or not registered) including all common law rights, and registrations and applications for registrations thereof, and all rights therein provided by all local laws in any jurisdiction and by international treaties or convention;

            (iii) copyrights (registered or otherwise) and registrations and applications for registrations thereof, and all rights therein provided by all local laws in any jurisdiction and by international treaties or convention;

            (iv) trade secrets and confidential, technical and business information including formulas, compositions, inventions and conceptions of inventions whether patentable or not, and whether or not reduced to practice;

            (v) all rights to apply for patents, and to register trademarks and copyrights;

            (vi) all rights to sue or recover damages and costs and to obtain injunctive or other relief for present or past infringement of any of the foregoing; and

            (vii) all goodwill related to any of the foregoing.

      (d) "Intercompany Account" shall refer to all items of a nature historically included or reflected in the line item or items "Intercompany Debt, Intercompany Payable, Intercompany Receivable" or similar line item on the Company's balance sheet, as in existence at any given time or date.

      (e) "Net Present Value" means the value as of the Closing Date of future amounts to be received discounted at a rate of fifteen percent (15%) per annum, with effect given to time periods less than one year. For example, (i) the receipt of one dollar ($1.00) paid one year from the Closing


STOCK PURCHASE AGREEMENT - PAGE 2
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Date has a present value of $.869565 and (ii) one dollar ($1.00) to be paid in five (5) years has a present value of $.497177. Factors are based upon the following formula:

      present value of $1.00 = 1/1.15^n, where ^n is the number of years and fractions thereof.

      (f) "Parties" means the parties to this Agreement.

      (g) "Person" means an individual, partnership, joint venture, corporation, limited liability company, bank, trust or unincorporated organization.

      (h) "Purchased Business" shall refer to all of the business and operations presently conducted by the Company and its Affiliates under the name "CogniSeis Development," and including, without limitation, the development, marketing and licensing of the Disco, Focus, DLPS, Welltie, ULA, VoxelGeo, SeisX and GeoSec computer programs, including any subroutines, libraries, links and half-links.

      (i) "Seller's Knowledge" means the actual knowledge of the executive officers of the Seller.

      2. SALE AND PURCHASE OF STOCK.

      (a) SALE AND PURCHASE. Subject to the terms and conditions contained in this Agreement and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, 1,000 shares of Common Stock of the Company owned by Seller, free and clear of all liens, charges, encumbrances or third party rights whatsoever.

      (b)   PURCHASE PRICE.

            (i) The cash portion of the purchase price (the "Cash Purchase Price") for the Common Stock shall be $8,699,332.00 [an amount equal to $11,000,000.00 reduced by: $2,211,506.00 of prepaid maintenance pursuant to maintenance contracts for which there is a remaining liability of the Company or CSD Canada; $72,836.00 in cash; and $16,326.00 of any accounts payable in excess of forty-five (45) days old as of June 30, 1997]; plus the amount by which the Company's NationsBank credit facility balance as of Closing exceeds $3,090,000.00 (the balance of such facility as of June 30, 1997), or minus the amount by which the Company's NationsBank credit facility balance as of Closing is less than $3,090,000.00. Within three (3) business days following the execution of this Agreement, sixty percent (60%) of the Cash Purchase Price shall be placed in escrow pending Closing with Texas


STOCK PURCHASE AGREEMENT - PAGE 3

                  Commerce Bank (the "Escrow Agent") pursuant to the terms and conditions of an Escrow Agreement among the Parties and the Escrow Agent. Any escrow fees and interest on the funds placed in escrow shall belong to/be the responsibility of the recipient of the funds. The escrowed funds shall belong to the Purchaser until the Closing when they shall be released to the Seller for application to the Cash Purchase Price. If this Agreement is terminated pursuant to Section 12 or does not close as the result of an unsatisfied condition to the Parties' obligations as provided in Section 6, the escrowed funds shall be returned to the Purchaser.

            (ii) In addition to the payment of the Cash Purchase Price, commencing January 1, 1998, the Purchaser agrees to pay the Seller in cash a royalty (the "Royalty") of twenty percent (20%) of the gross revenue received by the Purchaser from the sale of licenses of software which are part of the Purchased Business as of the Closing Date, less the amount of any existing royalties paid to the third parties listed on
                  Schedule 2(b) attached hereto with respect to the software ("Third Party Payments"). The Royalty shall be payable in cash to the Seller on or before the forty-fifth (45th) day of each quarter based on license fees received in the prior quarter and shall be accompanied by a detailed report showing each license fee payment received and each Third Party Payment made during such quarter. If a product line other than Disco/Focus and VoxelGeo as to which a Royalty is being paid under this Agreement is sold to an unaffiliated third party prior to payment in full of the Royalty, then as to such product line, the Royalty shall continue and be payable at the same rate as required to be paid with respect to the average of the last four (4) fiscal quarters preceding the disposition of the product line by the Company. If a product line other than Disco/Focus and VoxelGeo as to which a Royalty is being paid under this Agreement is proposed to be sold to an affiliated third party prior to payment in full of the Royalty, then as to such product line, the Royalty shall continue and the Purchaser shall cause such affiliated entity to honor such Royalty obligation in writing prior to the sale of such product line.

            (iii) Notwithstanding the foregoing to the contrary, the Royalty payments shall terminate when the aggregate amount of payments received by the Seller from the Purchaser, in addition to the Cash Purchase Price, equals the amounts listed below during the respective time periods:

                        (A) $8,500,000.00, if paid within ninety (90) days of the Closing Date;


STOCK PURCHASE AGREEMENT - PAGE 4

                        (B) $9,000,000.00, less the amount of any Royalty
                  payments previously paid to the Seller, if paid after ninety
                  (90) days, but on or before one hundred eighty (180) days following the Closing Date;

                        (C) $9,500,000.00, less the amount of any Royalty
                  payments previously paid to the Seller, if paid after one hundred eighty (180) days, but on or before two hundred seventy (270) days following the Closing Date;

                        (D) $10,000,000.00, less the amount of any Royalty
                  payments previously paid to the Seller, if paid after two hundred seventy (270) days, but on or before the first anniversary of the Closing Date; or

                        (E) the Net Present Value of $12,000,000.00, less the
                  Net Present Value of any Royalty payments previously paid to the Seller, if paid at any time after the first anniversary of the Closing Date.

            (iv) If the Purchaser has not terminated the Royalty payments in accordance with paragraph 2(b)(iii) above, then Purchaser shall pay to the Seller on December 30, 2003, the Net Present Value of $12,000,000 less the Net Present Value of any Royalty payments previously paid to the Seller during the seventy-two
                  (72) months following the Closing Date.

            (v) The Purchaser shall render to the Seller with each Royalty payment due under Section 2(b) a written report setting forth the Royalty calculation for the fiscal quarter covered by such report and used to determine the Royalty amount.

            (vi) The Purchaser shall, and shall cause the Company to, keep accurate records and books of account to establish the Royalty amount during the term that payments under Section 2(b) may be due. The Purchaser shall give the Seller reasonable access upon advance written notice during normal business hours to such books and records of the Company as are reasonably required solely for the purpose of verifying the determination of any Royalty amount; provided, however, the Seller may only review the books and records once per calendar quarter (for review of the prior quarter's activity) within thirty (30) days of receipt of the Royalty payment and upon any termination of the Royalty obligation the Seller's right of review shall terminate.

            (vii) If the Seller, as a result of any inquiry or investigation conducted by it pursuant to Section 2(b)(vi) of this Agreement, objects to any calculation of the Royalty amount with respect to a particular fiscal quarter, then the Seller shall provide the Purchaser with written objection to such calculation. If the


STOCK PURCHASE AGREEMENT - PAGE 5

                  Seller gives the Purchaser written notice of the Seller's objection, then the Seller and the Purchaser shall attempt to resolve the matter or matters in dispute. If a dispute with respect to any calculation of the Royalty payment cannot be resolved by the Seller and the Purchaser within thirty (30) calendar days after the Purchaser receives written notice from the Seller of the Seller's objection, then the specific matters in dispute shall be submitted to such independent accounting firm as may be approved by the Seller and the Purchaser, which firm shall be given access to the Company's books and records and shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to the Seller and the Purchaser within forty-five (45) days of receipt its determination on the specific matters in dispute and its calculation of the correct Royalty payment in respect of the period in dispute taking into account its determination on such matters, which determination and calculation shall be final and binding on the Parties hereto. Within five (5) business days after delivery of such opinion to the Seller and the Purchaser, the Purchaser shall pay to the Seller the amount, if any, by which the Royalty amount payable as determined by such independent accounting firm exceeds the Royalty payment made by the Purchaser, plus interest on such amount from the date the payment was due at U.S. prime rate plus three percent (3%), if the amount due the Seller is more than five percent (5%) of the Royalty payment for such quarter; or the Seller shall reimburse the Purchaser the amount, if any, by which the Royalty payment made by the Purchaser exceeds the Royalty amount payable as determined by such independent accounting firm. The reasonable fees and expenses of such accounting firm shall be borne (i) by the party that is required to pay money over to the other party as a result of the immediately preceding sentence if the amount due under the preceding sentence is more than five percent (5%) of the Royalty amount, or (ii) otherwise by the Seller.

      (c) SECURITY. The Purchaser's obligation to pay the Royalty to the Seller shall be secured by a pledge by the Company of the Disco/Focus and VoxelGeo software products pursuant to the terms of a Security Agreement among the Seller, the Purchaser, and the Company to be entered into at the Closing. The Security Agreement shall terminate upon satisfaction of the Royalty obligation.

      (d)   TAX ELECTION.

            (i) With respect to the acquisition of the shares of Common Stock hereunder, the Purchaser shall make a timely election under
                  Section 338(g) of the Internal Revenue Code of 1986, as amended (the "Code") and the Seller and the Purchaser shall jointly make an election under Section 338(h)(10) of the Code and any corresponding elections under state or local tax law (collectively, a "Section 338(h)(10) Election"). The Seller and the Purchaser shall (i) take,


STOCK PURCHASE AGREEMENT - PAGE 6
                  and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code and the Regulations thereunder, or any successor provisions as promptly as practicable following the Closing Date, but not later than the date which is the latest date for making such Section 338(h)(10) Election, and from time to time thereafter; and
                  (ii) the Seller and the Purchaser shall report the sale of the shares of Common Stock pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any federal, state, local or other tax return, any discussion with or proceeding before any taxing authority, or otherwise. To the extent required for purposes of the Section 338(h)(10) election, the Seller and the Purchaser shall cooperate to properly allocate of the Purchase Price and the liabilities of the Company to the assets of the Company in a manner consistent with the fair market value of the assets as required by the Code.

            (ii) The Purchaser agrees to pay the Seller any increase in federal income tax liability incurred by the Seller as a result of the
                  Section 338(h)(10) election; provided, however, no amount is due by the Purchaser unless Seller's tax liability is increased by more than $100,000.00 over the Seller's tax liability had the Section 338(h)(10) election not been made and the Purchaser's maximum liability pursuant to this paragraph shall not exceed $500,000.00. The Seller shall notify the Purchaser in writing of any request for payment pursuant to this paragraph which notice shall be accompanied by an analysis of the Seller's tax liability with and without the Section 338(h)(10) election. The Seller shall allow the Purchaser, or its independent accounting firm, reasonable access upon advance written notice during normal business hours to the Seller's books and records for purposes of verifying such analysis. If as a result of any such inquiry or investigation the Purchaser objects in writing to the Seller's request, the Purchaser and the Seller shall attempt to resolve the disputed items. If any such dispute cannot be resolved by the Purchase and the Seller within thirty (30) calendar days of the date of the Purchaser's written notice of objection, then the specific matters in dispute shall be submitted to an independent accounting firm approved by the Purchaser and the Seller which from shall render its opinion on such matters. Based on such opinion, such independent accounting firm will then send to the Seller and the Purchaser within forty-five
                  (45) days of receipt its determination on the specific matters in dispute and its calculation of the correct tax liability increase taking into account its determination on such matters, which determination and calculation shall be final and binding on the Parties hereto. Within five (5) business days after delivery of such opinion


STOCK PURCHASE AGREEMENT - PAGE 7
                  to the Seller and the Purchaser, the Purchaser shall pay to the Seller the amount, if any, of the tax liability increase. The reasonable fees and expenses of such accounting firm shall be borne by the Purchaser unless the amount owed by the Purchaser is less than ninety-five percent (95%) of that requested by the Seller in which case the Seller shall pay the fees and expenses of the independent accounting firm.

            (iii) Any tax sharing arrangement between the Seller and the Company and any of its subsidiaries shall be terminated as of the Closing Date.

      3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Purchaser and the PG Guarantor as follows:

      (a) ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with corporate power to carry on its business as presently conducted. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power to carry on its business as presently conducted. CogniSeis Development (Canada), Inc. ("CSD Canada") is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta with corporate power to carry on its business as presently conducted.

      (b) POWER AND AUTHORITY; ENFORCEABILITY. The Seller has requisite corporate power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of the Seller, and, assuming due authorization, execution and delivery by the Purchaser and PG Guarantor, constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except that
(i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Upon the execution and delivery by the Seller of any conveyancing documents to be executed and delivered at the Closing, each such document will constitute the valid and binding obligation of the Seller enforceable against it in accordance with its terms subject, in each case, to clauses (i) and (ii) above.

      (c) QUALIFICATION OF THE COMPANY. The Company is duly qualified to do business and is in good standing as a foreign corporation in the States of Texas and Colorado, such states being the only jurisdictions where the character of its properties or the nature of its business requires it to be so qualified, and has the corporate power to own, operate and lease its properties and to carry on its business as presently conducted. There is no jurisdiction other than Alberta, Canada where the character of the properties of CSD Canada or the nature of its business requires it to qualify to do business.


STOCK PURCHASE AGREEMENT - PAGE 8

      (d) CAPITALIZATION AND OWNERSHIP. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock and 3,000,000 shares of Preferred Stock. The Company has no shares of capital stock outstanding except for 1,000 shares of Common Stock. All of the shares of the outstanding capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other rights of any person to acquire securities of the Company. Except for this Agreement, there are no outstanding options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to the Company's capital stock. The Seller is, and immediately prior to the Closing will be, the lawful owner of all the outstanding Common Stock of the Company, with full right, power and authority to sell and transfer the Common Stock, free and clear of any and all security interests, proxies, shareholder agreements, voting agreements, voting trusts, encumbrances and adverse claims, to the Purchaser pursuant to the provisions of this Agreement. The Common Stock will be so sold and transferred by the Seller to the Purchaser at the Closing. The Company is, and will be as of the Closing, the lawful owner of all of the issued and outstanding capital stock of CSD Canada, the only subsidiary of the Company, free and clear of any and all security interests, proxies, shareholder agreements, voting agreements, voting trusts, encumbrances and adverse claims. All of the shares of the outstanding capital stock of CSD Canada are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or other rights of any person to acquire securities of CSD Canada. Except for this Agreement, there are no outstanding options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to CSD Canada's capital stock.

      (e) NO CONFLICTS. Neither the execution and delivery of this Agreement or any other documents required to be delivered hereunder nor the consummation of the transactions contemplated herein (i) will conflict with or result in a breach, default or violation of (A) any of the terms, provisions or conditions of the Articles of Incorporation or By-Laws of the Seller or of the Company or
(B) any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which the Seller or the Company is a party or to which it is subject or by which its property is bound, or (ii) will result in the creation of any lien, charge or other encumbrance on any material property or asset of the Seller or the Company, or (iii) will require the Seller or the Company to obtain the consent of any private nongovernmental third party, except as set forth on Schedule 3(e). Except as otherwise referred to in Section 5(e), no consent, action, approval or authorization of, or registration, declaration or filing with any governmental department, commission, agency or other instrumentality having jurisdiction over the Seller is required by the Seller to authorize the execution and delivery of this Agreement by the Seller or the performance of its terms by the Seller.

      (f)   FINANCIAL STATEMENTS.

            (i) Schedule 3(f)(1) attached hereto contains the unaudited consolidated balance sheets of the Company (including CSD Canada) at December 31, 1996 and 1995, and the related unaudited consolidated statements of income and


STOCK PURCHASE AGREEMENT - PAGE 9
                  retained earnings and cash flows for the years then ended (collectively, the "Annual Financial Statements"). To the Seller's Knowledge, all fixed or contingent obligations, liabilities, or commitments of the Company as of December 31, 1996, are reserved against or disclosed in the Annual Financial Statements to the extent required to be reserved against or disclosed therein by generally accepted accounting principles.

            (ii) Schedule 3(f)(2) attached hereto contains the unaudited consolidated balance sheet of the Company at June 30, 1997, and the unaudited consolidated income statement of the Seller for the period then ended (such financial statements are referred to herein as the "Interim Financial Statements"). To the Seller's Knowledge, all fixed or contingent obligations, liabilities or commitments of the Company as of June 30, 1997, are reserved against or disclosed in the Interim Financial Statements to the extent required to be reserved against or disclosed therein by generally accepted accounting principles applied on a basis consistent with the Annual Financial Statements, subject only to normal recurring year-end adjustments that are not material to the financial condition of the Company.

            (iii) The Annual Financial Statements fairly present, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, the financial position and results of operations of the Company at December 31, 1996 and 1995, and for the years then ended. The Interim Financial Statements fairly present, in accordance with generally accepted accounting principles applied on a basis consistent with the Annual Financial Statements, the financial position and results of operations of the Company as of June 30, 1997, and for the period then ended, subject only to normal recurring year-end adjustments.

      (g) APPLICABLE LAWS. The Company and CSD Canada are each in compliance with all federal, state and local laws, rules, regulations, ordinances, decrees and orders, including, but not limited to, building, zoning, environmental, pollution, wage, working conditions, labor, political contribution or related laws ("Laws"), and possesses all currently required governmental approvals, authorizations, consents, licenses and permits ("Permits") applicable to the operation of its business, except for the failure to comply with any Law or the failure to possess any Permit which, either individually or in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of the Company (a "Material Adverse Effect").

      (h) TITLE TO ASSETS. The Company has good title to all of the assets reflected in the Interim Financial Statements, other than those sold or disposed of in the ordinary course of business subsequent to June 30, 1997, in each case free and clear of any lien, encumbrance, mortgage, deed of trust, pledge or other similar security interest ("Lien") except (i) Liens for property and ad valorem


STOCK PURCHASE AGREEMENT - PAGE 10
taxes, assessments and other applicable governmental charges, if such taxes, assessments and charges shall not be due and payable; or if currently payable, if the Company shall concurrently be contesting the validity thereof in good faith in accordance with applicable rules, regulations or ordinances, (ii) Liens that do not materially interfere with the Company's ability to conduct its business as presently conducted, and (iii) Liens specifically identified on
Schedule 3(h) attached hereto.

      (i) INTELLECTUAL PROPERTY. The Company (including for purposes of this paragraph CSD Canada) owns or possesses adequate licenses or other rights to use all "Intellectual Property" presently used to conduct its business. Neither the validity of the Intellectual Property nor the title thereto or use thereof by the Company is being questioned in any pending litigation, nor to the Seller's Knowledge, is there any challenge to or questioning of the validity or effectiveness of any of the Intellectual Property; and the conduct of the Company's business, as currently conducted, does not conflict with licenses, copyrights, uncopyrighted works, trade marks, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions or trade secrets of others and to Seller's Knowledge there is no basis for any such claim. The Company has the unrestricted right to produce, market, license and sell all hardware, software and manuals which it uses or used, produces or produced, markets or marketed, licenses or licensed, or sells or sold or which are or were material for the ordinary conduct of its business and the consummation of the transactions contemplated hereby will not alter or impair such rights.

      (j) TAX MATTERS. All federal, state and other tax returns and reports required to be filed by or on behalf of the Company or CSD Canada and their respective predecessors as of the date hereof have been duly filed, except those for which extensions have been obtained. All taxes and other assessments and levies (including all interest and penalties) and all installments of estimated taxes required to be paid, withheld or collected by the Company or CSD Canada as of the date hereof have been duly paid, withheld or collected, as the case may be, and the same have been paid over to the proper governmental agencies or segregated and set aside for such payment as required by law. Neither the Company nor CSD Canada has received any notice of an assessment, deficiency notice, 30-day letter, or similar notice with respect to income tax, sales tax or other taxes from the Internal Revenue Service, Revenue Canada or any other taxing authority with respect to any taxable period ending on or before the Closing Date; neither the Company nor CSD Canada has executed or filed with the Internal Revenue Service or Revenue Canada or any other taxing authority any agreement extending the period for assessment or collection of any income or other taxes; and neither the Company nor CSD Canada is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted against it.

      (k) EMPLOYEE MATTERS. As of the date of this Agreement, (i) there is no unfair labor practice complaint against the Company or CSD Canada pending or to Seller's Knowledge threatened before the National Labor Relations Board or any state or local governmental agency and to Seller's knowledge there is no basis for such a claim, (ii) there is no charge of age, sex, race or


STOCK PURCHASE AGREEMENT - PAGE 11
other discrimination against the Company or CSD Canada pending or to Seller's Knowledge threatened with the Equal Employment Opportunity Commission or any other state or federal anti- discrimination agency and to Seller's Knowledge there is no basis for such a claim, (iii) there is no strike or similar labor action actually pending or to Seller's Knowledge threatened against the Company or CSD Canada nor has there been any such action within the last two (2) years, and (iv) there is no collective bargaining agreement between the Company or CSD Canada and any labor organization or other employee group. Schedule 3(k)(1) attached hereto is a complete and accurate list of each material employee benefit plan or program that the Company or CSD Canada maintains, contributes to, or is required to contribute to or with respect to which the Company or CSD Canada has any obligation or liability (whether or not current, contingent or secondary) on behalf of any of its current or former employees (or any beneficiary thereof) providing current or deferred compensation or health, life insurance, disability, severance or similar benefits (other than workers' compensation) to such persons (collectively, "Employee Plans"). No such plan is a multiemployer plan described in Section 3(37) and Section 4001 (a)(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), or an employee pension benefit plan within the meaning of Section 3(2) of ERISA. Except as described on Schedule 3(k)(2), neither the Company nor CSD Canada is a party to any written employment agreement, termination agreement, severance agreement or similar agreement.

      (l) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 3(l), neither the Company nor CSD Canada has, between June 30, 1997, and the date of this Agreement, taken any action of the type described in clauses (A) through (I) of Section 5(b)(i) hereof. Since June 30, 1997, there has not occurred any material adverse change in the operations, assets, financial condition or results of operations of the Company and CSD Canada, taken as a whole (a "Material Adverse Change").

      (m) LITIGATION; JUDGMENTS, ETC. Except as described on Schedule 3(m) attached hereto, there are no actions, suits, investigations or proceedings to which the Company or any subsidiary of the Company or the Seller is a party pending in any court or before or by any federal, state or other governmental department, commission, agency or other instrumentality (excluding any rule making, investigation, or similar proceeding of general applicability and any appeal or petition for review relating thereto), or before any arbitrator, that reasonably may be expected to result in a Material Adverse Effect or which would prohibit or restrain the consummation of the transactions contemplated hereby, and neither the Seller nor the Company has received written notice threatening any such matter. Neither the Seller nor the Company is in default with respect to any judgment, order, writ, injunction, decree or award applicable to it of any court or other governmental instrumentality or arbitrator having jurisdiction over it, the results of which would have a Material Adverse Effect or which would prohibit or restrain the consummation of the transactions contemplated hereby.

      (n) MINUTE BOOK AND CHARTER DOCUMENTS. The minute books of the Company and CSD Canada that have been made available to the Purchaser for review constitute the sole minute book


STOCK PURCHASE AGREEMENT - PAGE 12
of each such corporation and contain a complete and accurate record of all actions of the stockholders and Board of Directors (and any committees thereof) of the Company and CSD Canada, respectively. Seller has delivered to the Purchaser true and correct copies of the Articles of Incorporation and By-Laws of the Company and CSD Canada as currently in effect.

      (o) BROKER'S OR FINDER'S FEE. No person acting on behalf of the Seller or the Company or any of their Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from the Company in connection with any of the transactions contemplated hereby.

      (p) ABSENCE OF CERTAIN LIABILITIES. Neither the Seller or any of its Affiliates, including, without limitation, the Company, have incurred any indebtedness for borrowed money as to which a creditor has a claim against the Common Stock.

      (q) ABSENCE OF DEFAULTS. Except as described on Schedule 3(q), there are no defaults by the Seller or the other party to any contract, agreement, license or similar document constituting a part of the Purchased Business, except for defaults which, either individually or in the aggregate, would not have a Material Adverse Affect.

      (r) DISCLOSURE. To Seller's Knowledge, there is no fact material to the Common Stock or the Purchased Business that has not been made available to the Purchaser, set forth in this Agreement, including the exhibits and schedules hereto, or otherwise disclosed in writing to the Purchaser.

      4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PG GUARANTOR. The Purchaser and the PG Guarantor, jointly and severally, hereby represent and warrant to the Seller as follows:

      (a) ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with corporate power to carry on its business as now being conducted. The PG Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, with corporate power to carry on its business as presently conducted.

      (b) POWER AND AUTHORITY; ENFORCEABILITY. The Purchaser and the PG Guarantor each have all requisite corporate power to enter into this Agreement and to perform their respective obligations hereunder. This Agreement has been duly authorized, executed and delivered on behalf of the Purchaser and the PG Guarantor and, assuming due authorization, execution and delivery by the Seller and the CSD Guarantor, constitutes a legal, valid and binding obligation of the Purchaser and the PG Guarantor, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and


STOCK PURCHASE AGREEMENT - PAGE 13
other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (A) will conflict with or result in a breach, default or violation of (i) any of the terms, provisions or conditions of the Certificate of Incorporation or By-Laws of the Purchaser or the Memorandum or Articles of Association of the PG Guarantor or (ii) any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which the Purchaser or the PG Guarantor is a party or to which it is subject or by which its property is bound, or (B) will result in the creation of any lien, charge or other encumbrance on any material property or asset of the Purchaser or the PG Guarantor, or (C) will require the Purchaser or the PG Guarantor to obtain the consent of any private nongovernmental third party. Except as otherwise referred to in Sections 5(e), no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over the Purchaser or the PG Guarantor is required by the Purchaser or the PG Guarantor to authorize the execution and delivery of this Agreement by the Purchaser or the PG Guarantor or the performance of its terms by the Purchaser or the PG Guarantor.

      (d) BROKER'S OR FINDER'S FEE. No person acting on behalf of the Purchaser or any Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from the Seller in connection with any of the transactions contemplated hereby.

      (e) PURCHASE FOR INVESTMENT. The Purchaser is acquiring the shares of Common Stock for its own account, for investment only and without a view to distribute such shares. The Purchaser acknowledges that the shares of Common Stock being acquired have not been registered under the Securities Act of 1933, as amended, and the Purchaser understands that it must hold such shares indefinitely unless subsequently registered under applicable federal and state securities laws or unless an exemption therefrom is available at the time of any proposed sale or other transfer thereof. The Purchaser is an "accredited investor" as that term is defined in Rule 501 adopted under eh Securities Act of 1933, as amended. The Purchaser acknowledges that it has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the purchase of the Common Stock.

      (f) INDEPENDENT INVESTIGATION. The Purchaser acknowledges that it has had, and pursuant to this Agreement will have prior to Closing access to the officers, employees, assets, operations, books, records and files of the Company; and in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely on the basis of its own independent investigation of the Company and upon the express representations, warranties and covenants in this Agreement.


STOCK PURCHASE AGREEMENT - PAGE 14

      5. COVENANTS OF PARTIES. The Parties hereby covenant and agree as follows:

      (a) ACCESS. The Seller will cause the Company to permit the Purchaser and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, facilities, properties, personnel and officers of the Company; provided, however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the Company and its employees or its relationships with suppliers and customers. The Seller will cause the employees, legal counsel, accountants, engineers and other representatives of the Company to be available to the Purchaser and its authorized employees, agents, accountants, legal counsel and other representatives at all reasonable times for such purposes.

      (b) OPERATION OF BUSINESS AND CONSENTS.

            (i) Prior to the Closing and except as otherwise contemplated in this Agreement, the Seller will not permit the Company, without the consent of the Purchaser, which consent will not be unreasonably withheld, to:

                  (A) increase the rate or form of compensation payable to any employee or increase any employee benefits, except increases in compensation and benefit changes made in the ordinary course of business in accordance with established policies and past practice;

                  (B) dispose of any properties or assets, except in the ordinary course of business;

                  (C) engage in any one or more activities or transactions outside the ordinary course of business;

                  (D) commit to any customer pricing or configuration modifications or changes, other than in the ordinary course of business in accordance with past practice;

                  (E) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or investment in, any person or entity, except in each case in the ordinary course of business or, even if in the ordinary course of business, involving a liability in excess of $50,000.00;

                  (F) file any motions, orders, briefs, settlement agreements or other papers in any proceeding before any court or any federal, state or other governmental department, commission or agency or any arbitrator


STOCK PURCHASE AGREEMENT - PAGE 15
                        except with respect to pending proceedings where positions advanced are substantially consistent with previous positions;

                  (G) issue any securities relating to its capital stock or grant, or enter into any agreement to grant any options, convertibility rights, other rights, warrants, calls or agreements relating to its capital stock; or redeem, repurchase or otherwise reacquire any of its capital stock;

                  (H) maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices; or

                  (I) pay any dividend on or make any distribution with respect to, or purchase or redeem, any of its capital stock.

            (ii) The Seller shall use best efforts (and the Purchaser and the PG Guarantor shall in good faith cooperate with the Seller) to obtain all approvals, consents or waivers from private third parties to the assignment of all contracts, agreements, licenses and similar instruments listed on Schedule 3(e) which require approval, consent or a waiver to permit assignment as a result of the transfer of the Common Stock to the Purchaser.

            (iii) Following the execution of this Agreement and pending the
                  Closing, the Seller will permit Eldad Weiss, Chief Executive Officer of the PG Guarantor, to direct the activities of the Company, substantially in accordance with existing practices, subject to review by the Seller.

      (c) REGULATORY COMPLIANCE. Prior to the Closing, the Seller will cause the Company and CSD Canada to comply in all material respects with all applicable local, state and federal laws, rules and regulations, judgments, decrees, orders, governmental permits, certificates and licenses, including, without limitation, those relating to the filing of reports and the payment of income, franchise and other taxes due to be paid prior to the Closing.

      (d) CONTINUED OPERATION OF BUSINESS. Prior to the Closing, the Seller will, to the extent required for continued operation of the business of the Company and CSD Canada without impairment, use commercially reasonable efforts
(i) to preserve substantially intact the business organization of the Company and CSD Canada, (ii) to keep available the services of the employees of the Company and (ii) to preserve the present relationships of the Company and CSD Canada with persons having significant business relations therewith.


STOCK PURCHASE AGREEMENT - PAGE 16

      (e) HSR ACT COMPLIANCE. The Seller and the Purchaser will each use reasonable efforts to (i) file, within one (1) week after the execution of this Agreement, with the Department of Justice and the Federal Trade Commission the premerger notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), if any such notification is required to be filed, and (ii) respond promptly to inquiries from the Federal Trade Commission or the Department of Justice resulting from the filing of such premerger notifications.

      (f) PRESS RELEASES. Neither the Purchaser or the PG Guarantor nor the Seller or the Company shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not unreasonably be withheld; provided that nothing herein shall prohibit either Party from issuing or causing publication of any such press release, announcement or public communication to the extent that such Party reasonably determines that such action is required by law.

      (g) PENDING OR THREATENED LITIGATION; UNDISCLOSED DISCOVERIES. Between the date of this Agreement and the Closing Date, the Seller and the Purchaser shall each inform the other promptly upon obtaining knowledge thereof, of any pending litigation or any litigation threatened which could reasonably be anticipated to prohibit or restrain the consummation of the transactions which are contemplated hereby. The Purchaser and the Seller shall provide notice to the other of any items which prior to the Closing constitute or appear to constitute a breach of the representations and warranties or covenants made by the other and set forth in this Agreement, promptly upon becoming aware of any such item.

      (h) EMPLOYEE BENEFITS AND EMPLOYMENT. The Seller shall assist the Purchaser in retaining such employees of the Company and CSD Canada as elected by the Purchaser. The Company shall be responsible for compliance with the Worker Adjustment and Retraining Notification Act applicable to employees not to be retained by the Company. The Purchaser shall indemnify and hold the Seller harmless from and against any claim, demand, action, suit, liability, damage, cost or expense (including reasonable attorneys' fees) relating to the Company's failure to comply with the Worker Adjustment and Retraining Notification Act. The Seller agrees that for a period of twelve (12) months following the Closing Date it will not solicit for employment any person who is an employee of the Company or CSD Canada as of the Closing Date unless and until such employee's employment with the Company, CSD Canada, the Purchaser or any Affiliate has been terminated. If within one (1) year following the Closing, the Purchaser or any Affiliate of the Purchaser hires or rehires as an employee or independent contractor [other than a consulting arrangement of less than thirty (30) days duration], an employee of the Company as to whom the Seller made any indemnification payments for severance payments to such individual under the Company's Severance Plan (as defined in Exhibit "B") to the Purchaser or the PG Guarantor pursuant to Section 8(a)(i) of this Agreement, the Purchaser shall immediately reimburse the Seller for such indemnification payments.


STOCK PURCHASE AGREEMENT - PAGE 17

      (j) PAYMENT OF BROKERS' OR FINDERS' FEE. The Seller shall pay any and all brokers' or finders' fees, or any other commission or similar fee, payable to any Person acting on behalf of the Seller or any of its Affiliates or under the authority of any of them in connection with any of the transactions contemplated herein. The Purchaser shall pay any and all brokers' or finders' fees, or any other commission or similar fee, payable to any Person acting on behalf of the Purchaser or any of its Affiliates or under the authority of any of them in connection with any of the transactions contemplated herein The foregoing covenants shall be applicable regardless of whether any claim for payment is asserted before or after the Closing of the transactions contemplated hereby or before or after any termination of this Agreement.

      (l) GUARANTY OF RECEIVABLES. The Seller hereby guarantees payment in full of the outstanding amount of the accounts receivable (net of reserves) as shown on the August 31, 1997, balance sheet. A schedule of such accounts receivable shall be provided to the Purchaser within twenty-one (21) days after the date hereof, but not later than the Closing Date. In the event any accounts receivables (net of reserves) have not been paid in full within two hundred forty (240) days of Closing, the Seller shall pay the amount of any unpaid accounts receivable to the Purchaser (or the Company if requested by the Purchaser) whereupon the Purchaser shall assign (or cause to be assigned) to the Seller those accounts receivable. The Purchaser hereby agrees that if within two hundred forty (240) days following the transfer of an account to the Seller the Company enters into a transaction with a customer whose account was transferred to the Seller, then the Purchaser will reimburse the Seller for the amount paid to the Purchaser (or the Company) for such account.

      6. CONDITIONS TO THE CLOSING.

      (a) THE SELLER. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject, at the option of the Seller, to the satisfaction or waiver of the following conditions

            (i) The Purchaser shall have furnished the Seller with certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

            (ii) The representations and warranties of the Purchaser contained herein will be accurate in all material respects at and as of the Closing Date as though such representations and warranties had been made at and as of such date; all terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser at or prior to the Closing will have been duly complied with and performed; and the Purchaser will have delivered to the Seller a certificate dated as of the Closing Date and signed on behalf of the Purchaser by the President or Vice President thereof to the foregoing effect;


STOCK PURCHASE AGREEMENT - PAGE 18

            (iii) All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled (including, without limitation, the expiration of any applicable waiting period under the HSR Act) and all governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated herein shall have been obtained;

            (iv) As of the Closing, no order, writ, injunction or decree shall have been entered into and be in effect that restrains, enjoins or invalidates any of the transactions contemplated hereby, and no action, suit or other proceeding shall be pending (irrespective of whether instituted by the U.S. government or any agency thereof or by any private party) or threatened by the U.S. government or any agency thereof that has a reasonable likelihood of resulting in (A) an award of substantial damages by reason of any of the transactions contemplated hereby payable by the Seller or any direct or indirect subsidiary thereof or (B) the divestiture of any material assets by the Seller or any direct or indirect subsidiary thereof by reason of any of the transactions contemplated hereby; and

            (v) The Seller will have received an opinion from Ginsberg and Brusilow, P.C., counsel for the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Seller that:

                  (A) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

                  (B) the Purchaser has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby by the Purchaser; and this Agreement has been duly authorized and approved by proper corporate action of the Purchaser, has been duly executed by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

                  (C) To such counsel's knowledge, the consummation of the transactions contemplated by this Agreement will not result in the breach of any


STOCK PURCHASE AGREEMENT - PAGE 19
                        term or provisions of or constitute a default under any material indenture, mortgage, deed of trust or other loan agreement or debt instrument to which the Purchaser is a party or by which the Purchaser or the properties of the Purchaser are bound and will not conflict with any provision of the Certificate of Incorporation or ByLaws of the Purchaser.

            (vi) The Seller will have received an opinion from Efrati, Galili & Co., Israeli counsel for the PG Guarantor, dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Seller that:

                  (A) the PG Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel;

                  (B) the PG Guarantor has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby by the PG Guarantor; and this Agreement has been duly authorized and approved by proper corporate action of the PG Guarantor, has been duly executed by the PG Guarantor and constitutes a legal, valid and binding agreement of the PG Guarantor, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

                  (C) To such counsel's knowledge, the consummation of the transactions contemplated by this Agreement by the PG Guarantor will not result in the breach of any term or provisions of or constitute a default under any material indenture, mortgage, deed of trust or other loan agreement or debt instrument to which the PG Guarantor is a party or by which the PG Guarantor or the properties of the PG Guarantor are bound and will not conflict with any provision of the Memorandum or Articles of Association of the PG Guarantor.

      (b) THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of the Purchaser, to the satisfaction or waiver of the following conditions:


STOCK PURCHASE AGREEMENT - PAGE 20

            (i) The Seller shall have furnished the Purchaser with certified copies of resolutions duly adopted by the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

            (ii) The representations and warranties of the Seller contained herein will be accurate in all material respects at and as of the Closing Date as though such representations and warranties had been made at and as of such date; all terms, covenants and conditions of this Agreement to be complied with and performed by the Seller at or prior to the Closing will have been duly complied with and performed; and the Seller will have delivered to the Purchaser a certificate dated as of the Closing Date and signed on behalf of the Seller by the President or any Vice President thereof to the foregoing effect;

            (iii) All statutory requirements for the valid consummation of the transactions contemplated herein shall have been fulfilled (including, without limitation, the expiration of any applicable waiting period under the HSR Act) and all governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated herein;

            (iv) As of the Closing, no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates any of the transactions contemplated hereby, and no action, suit or other proceeding shall be pending (irrespective of whether instituted by the U.S. government or any agency thereof or by any private party) or threatened by the U.S. government or any agency thereof that has a reasonable likelihood of resulting in (A) an award of substantial damages by reason of any of the transactions contemplated hereby payable by the Seller or any direct or indirect subsidiary thereof or (B) the divestiture of any material assets by the Seller or any direct or indirect subsidiary thereof by reason of any of the transactions contemplated hereby;

            (v) Consent to the assignments or deemed assignments as a result of the transfer of the Common Stock to the Purchaser of all contracts, licenses and agreements listed on Schedule 3(e) shall have been obtained; and

            (vi) The Seller will have received an opinion of Andrews & Kurth L.L.P., counsel for the Seller, or as to the opinions in (A) below as to the Seller and CSD Canada from such other counsel to the Seller as are reasonably acceptable to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Purchaser, that:


STOCK PURCHASE AGREEMENT - PAGE 21

                  (A) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, with corporate power to carry on its business as now being conducted. CSD Canada is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Alberta.

                  (B) The Seller has full corporate power, authority and legal right to enter into this Agreement; and this Agreement has been duly authorized and approved by the proper corporate action of the Seller has been duly executed by the Seller and constitutes a legal, valid and binding agreement of the Seller, enforceable in accordance with its terms, except that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (ii) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

                  (C) To such counsel's knowledge, the consummation of the transactions contemplated by this Agreement by the Seller will not result in the breach of any term or provision of or constitute a default under any material indenture, mortgage, deed of trust or other loan agreement or debt instrument to which the Seller or the Company is a party or by which the Seller or the Company or the respective properties of the Seller or the Company are bound and will not conflict with the Articles of Incorporation or By-Laws of the Seller or the Company.

            (vii) There shall have been no Material Adverse Change in the
                  Company and CSD Canada, taken as a whole, between June 30, 1997, and the date of Closing.

      7.    CLOSING.

      (a) Subject to the conditions stated in Section 6 of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Andrews & Kurth L.L.P., 4200 Texas Commerce Tower, Houston, Texas on the later of the third business day after the expiration of all waiting periods associated with any premerger or other notification required by any governmental authority, or at such other date, time or place as the parties may agree in writing (the date upon which the Closing takes place being referred to herein as the "Closing Date"). At the Closing, the following events shall occur, each such event under the control


STOCK PURCHASE AGREEMENT - PAGE 22
of one Party hereto being a condition precedent to the events under the control of the other Party, and each such event being deemed to have occurred simultaneously with the other events.

      (b) At the Closing, the Seller shall deliver to Purchaser (i) one or more stock certificates representing the Common Stock, with stock powers attached thereto duly executed in blank, in form and substance satisfactory to the Purchaser and its counsel, as are requested by the Purchaser to transfer good and marketable title to the Common Stock to the Purchaser, free and clear of any and all liens, charges and encumbrances; (ii) all consents of private third parties set forth on Schedule 3(e); (iii) the books and records of the Company and CSD Canada, including, without limitation, the corporate minute books, corporate seals and stock records; and (iv) evidence reasonably satisfactory to the Purchaser and its counsel that: the Intercompany Account has been satisfied and reflects a zero (0) balance (without creating any additional liability or reducing the assets of the Company which remain with the Company following Closing); the bank loans referenced in Item 5 of Exhibit "B" have been paid in full and the credit facilities terminated; and that the transfer of the Assets listed on Exhibit "A" to the Seller has occurred. The Cash Purchase Price, as adjusted pursuant to the terms of this Agreement, shall be paid in United States dollars and, unless the Seller shall agree otherwise, shall be made by wire or intrabank transfer of immediately available funds by 2:00 p.m. Houston time on the Closing Date to such account as the Seller may designate at least two (2) business days prior to the Closing Date.

      (c) The Seller will deliver to the Purchaser resignations of, and a waiver of all claims by, all of the directors of the Company and CSD Canada.

      8.    POST-CLOSING INDEMNITY.

      (a)

            (i) Subject to the provisions of Sections 9 and 10, from and after the Closing, the Seller shall indemnify and hold harmless the Company, the Purchaser and the PG Guarantor from and against any claim, liability, loss, cost, damage or expense (including, without limitation, expert fees, court costs and reasonable attorneys' fees) arising out of, resulting from or in any way related to: the breach of, or the failure to perform or satisfy any of, the representations, warranties and covenants made by the Seller in this Agreement; or all liabilities or obligations listed on Exhibit "B" [with payment for all severance costs covered by such indemnity to be made thirty (30) days following the Closing Date and within ten
                  (10) business days following notification accompanied by the appropriate information with respect to the terminated employees]; or any additional tax liability (including penalties and interest) with respect to tax returns filed or which should have been filed for periods ending prior to or including the Closing Date with respect to the business,


STOCK PURCHASE AGREEMENT - PAGE 23
                  operations or properties of the Company or CSD Canada prior to or including the Closing Date.

            (ii) Subject to the provisions of Sections 9 and 10, from and after the Closing, the Purchaser and the PG Guarantor shall indemnify and hold harmless the Seller from and against any claim, liability, loss, cost, damage or expense (including, without limitation, expert fees, court costs and reasonable attorneys' fees) arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties and covenants made by the Purchaser or the PG Guarantor in this Agreement; the liabilities or obligations under agreements listed on Exhibit "C" attached hereto; and severance payments under the Company's Severance Program (as defined in Exhibit "B" attached hereto) associated with employees terminated at any time after thirty (30) days after the Closing Date.

      (b) All claims for indemnification under Section 8(a) of this Agreement shall be asserted and resolved as follows:

            (i) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (A) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") which could give rise to a right of indemnification under this Agreement and (B) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

                  Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (C) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this
                  Section 8 with respect to such Third Party Claim and (D) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claims.

            (ii) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Section 8 and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third


STOCK PURCHASE AGREEMENT - PAGE 24

                  Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8(b)(ii). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, the selection of counsel shall be subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party; provided, however, if an Indemnified Party takes any such action which is prejudicial and conclusively established to have caused a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8(b) and shall bear its own costs and expenses with respect to such participation.

            (iii) If the Indemnifying Party fails to notify the Indemnified
                  Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8(b)(ii), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8(b)(ii) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the


STOCK PURCHASE AGREEMENT - PAGE 25
                  foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 8 and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
                  Section 8 or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

            (iv) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice ("Indemnity Notice") describing in reasonable detail the nature of the claim, estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party timely disputes such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

            (v) Payments of all amounts owing by the Indemnifying Party pursuant to this Section 8 shall be made within sixty (60) days after the latest of (A) the settlement of the Third Party Claim, (B) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (C) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by the Indemnifying Party pursuant to Section 8(b)(iv) shall be made within sixty (60) days after the later of (D) the expiration of the 60- day Indemnity Notice period or (E) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

      (c) In addition to the indemnification provided by Section 8(a), the Seller (i) shall indemnify and hold harmless the Company and the Purchaser from and against any liability, loss,


STOCK PURCHASE AGREEMENT - PAGE 26
cost, damage or expense (including, without limitation expert fees, court costs and reasonable attorneys' fees) arising out of, resulting from or in any way related to the claims made against the Company, the Purchaser or the PG Guarantor with respect to the subject matter of the litigation described in
Schedule 3(m) attached hereto (the "Claims") and (ii) defend, at the sole cost and expense of the Seller, the Claims by all appropriate proceedings. The Seller shall have full control of such defense and proceedings. If requested by the Seller, the Purchaser and the PG Guarantor agree to cooperate with the Seller and its counsel in contesting any Claim, including, without limitation, the making of any related counterclaim against the person asserting such Claim or any cross-complaint against any person; provided that all out-of-pocket expenses of the Purchaser and the PG Guarantor related thereto, not including salary and benefits, shall be reimbursed by the Seller. The Purchaser and the PG Guarantor may participate in, but not control (except as provided in the next sentence), any defense or settlement of any Claim controlled by the Seller pursuant to this
Section 8(c) and the Purchaser and PG Guarantor shall bear their own costs and expenses with respect to such participation. Payments of all amounts owing by the Seller pursuant to this Section 8(c) shall be made within sixty (60) days after the latest of (i) the settlement of any Claim or (ii) the expiration of the period for appeal of a final adjudication of any Claim.

      (d) Upon written notice to the Seller specifying in reasonable detail the basis for such set-off, the Purchaser may set off any amount to which it may be entitled under this Section 8 against the Royalty due the Seller by placing such amount in escrow and submitting the claim to arbitration in accordance with the provisions of Section 16 below. The exercise of such right of set-off by the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement. Neither the exercise of or the failure to exercise such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

      (e) To secure the Seller's indemnity obligations under this Section 8, the Purchaser may, if it prepays the Royalty within one (1) year following Closing hereof, place with the Escrow Agent an amount equal to ten percent (10%) of the amount being prepaid. Any such escrowed amount shall remain in escrow until one
(1) year following Closing and shall be utilized to pay any amounts due and payable to the Purchaser, the PG Guarantor or a third party with respect to claims, liabilities, damages, costs or expenses for which the Seller has indemnified the Company, the Purchaser or the PG Guarantor hereunder. The terms of the escrow agreement, to be entered into at Closing, shall be mutually acceptable to the Seller and the Purchaser. Notwithstanding the foregoing to the contrary, the existence or amount of any escrow fund shall not reduce the indemnity liability of the Seller hereunder or constitute an election of remedies by the Purchase or the PG Guarantor.

      (f) In determining the amount of any loss, liability or expense for which any party is entitled to indemnification under this Agreement, the gross amount thereof will be reduced by any correlative insurance proceeds realized or to be realized by such party (or, in the case of the Purchaser by the Company) and such correlative insurance benefit shall be net of any insurance premium which becomes due as a result of such claim.


STOCK PURCHASE AGREEMENT - PAGE 27

      9. LIMITATION OF LIABILITY. Notwithstanding any other provision of this
Agreement: (a) the liability of the Purchaser and the Seller under this Agreement for any breach of representation, warranty or covenant herein shall be limited to actual damages only and shall not include incidental, consequential or indirect damages; (b) the Seller shall not have any liability for any such breaches or any indemnification unless the aggregate liabilities exceed $500,000.00; (c) the aggregate liability of the Seller for indemnification for the obligations listed in item number 4 of Exhibit "B" shall not exceed $550,000; and (d) the aggregate liability of the Seller for all other such breaches and indemnification shall not exceed $5,000,000.00.

      10. SURVIVAL. The representations, warranties and covenants of the Seller and the Purchaser set forth in this Agreement shall survive the Closing; provided, however, that the rights of the Parties to initiate any action for breach of any representation, warranty or covenant (other than actions relating to indemnity obligations which survive the Closing) made by the Purchaser, the PG Guarantor or the Seller herein shall survive only until the close of business on the 365th day following the Closing Date. Notwithstanding the foregoing to the contrary, the Seller's representation as set forth in Section 3(r) hereof shall only survive Closing for sixty (60) days. Any actions relating to an indemnity obligation must be brought within thirty (30) days following the expiration of the applicable statute of limitations applicable to the underlying subject matter of the indemnity. Any claim by the Purchaser and the Seller for the breach of a representation, warranty or covenant set forth in this Agreement must be accompanied by a notice sufficient to apprise the recipient of the nature of the claim.

      11.   POST-CLOSING COOPERATION AND ACCESS; LOGO

      (a) From and after the Closing, the Purchaser shall make available to the Seller, and to any federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, agency, governmental commission, department, board, agency or instrumentality, court, tribunal, arbitrator or arbitral body responsible for the imposition or collection of any taxes ("Taxing Authority") as reasonably requested by the Seller, all information, records or documents relating to tax liabilities or potential tax liabilities of or relating to the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. The Purchaser shall prepare and provide to the Seller any federal, state, local or foreign tax data and other information, including such information required by Seller's customary tax and accounting questionnaires, requested by the Seller for the Seller's use in preparing its tax returns for any period prior to or including the Closing Date. Such tax data and other information shall be prepared by the Purchaser and provided to the Seller within sixty (60) days after any request for such data or other information. Each Party shall bear its own expenses in complying with the foregoing provisions.

      (b) The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser or the Company of notice of any pending or threatened action relating to any tax on the


STOCK PURCHASE AGREEMENT - PAGE 28

Company or its business, operations or properties, or relating to tax returns reflecting operations of the Company, for periods ending prior to or including the Closing Date. The Seller shall have the sole right to represent the taxpayer's interest in any such action, and to employ counsel of its choice at its expense in connection therewith. The Purchaser agrees that it will cooperate fully with the Seller and its counsel in the defense against or compromise of any claim in any such action.

      (c) The Seller shall have no liability for any taxes, assessments or levies of any kind relating to the business, operations or properties of the Company for any period or partial period after the Closing, subject to the accuracy of the disclosures, representations and warranties of the Seller hereunder.

      (d) From and after the Closing, the Purchaser shall make available to the Seller all information, records and documents of the Company relating to, and all personnel of the Company who have knowledge of the facts relating to, the subject matter of the litigation referred to in Schedule 3(m) attached hereto, in each case promptly following the request of the Seller in connection with the rights of the Seller and its Affiliates set forth in Section 8(c).

      (e) From and immediately after the Closing, the Company and the Purchaser will terminate all uses of the GeoScience Corporation logo and will use their reasonable efforts to remove such logo from all buildings, stationary, equipment and other assets of the Company.

      12. TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement shall terminate upon the occurrence of any of the following events:

      (a) MUTUAL CONSENT. By mutual consent of the Purchaser and the Seller evidenced in writing;

      (b) EXPIRATION DATE. The written notice from the Seller to the Purchaser, or from the Purchaser to the Seller, if the Closing has not occurred on or before October 31, 1997, or such later date as such Parties shall have agreed to in writing; provided, however, that any termination pursuant to this Section 12(b) shall not relieve any Party of any liabilities to the other Parties for its willful breach of the provisions hereof occurring before such termination, it being understood and agreed that, if all of the conditions to a Party's obligations set forth in Section 6(a) or 6(b) have been satisfied or waived by the date scheduled for the Closing pursuant to Section 7, the failure of such Party to perform, its obligations under Section 7 on such date shall be deemed to be a willful breach by such Party;

      (c) MATERIAL ADVERSE CHANGE. Upon written notice from the Purchaser to the Seller within twenty (20) days from the date of this Agreement (or termination of the waiting period under the HSR Act, if earlier) if there has been a Material Adverse Change in the Company and CSD Canada, taken as a whole, since the date of the Interim Financial Statements or there are material additional liabilities of the Company which the Seller failed to disclose to the Purchaser in writing or failed to


STOCK PURCHASE AGREEMENT - PAGE 29
make available to the Purchaser prior to the date of this Agreement and which are discovered by the Purchaser as a result of such additional due diligence; or

      (d) HSR FILING. Upon written notice from the Seller to the Purchaser if the required filing under the HSR Act is not made on or before September 12, 1997.

In the event of termination of this Agreement as provided in this Section 12, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto with respect thereto, except as provided in Section 12(b) and Section 13.

      13. EXPENSES. Except as otherwise provided in this Agreement to the contrary, regardless of whether the transactions contemplated herein occur, each of the Parties will be responsible for its own expenses and fees incurred in connection with the transaction contemplated herein.

      14. NOTICE. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telegram or telecopier, as follows:

            To the Seller:          GeoScience Corporation
                                    10500 Westoffice Drive
                                    Suite 210
                                    Houston, Texas 77042-5391
                                    Attention:  Richard Miles
                                    Telecopier: (713) 780-3524

            With a copy to:         Thomas P. Mason, Esq.
                                    Andrews & Kurth L.L.P.
                                    4200 Texas Commerce Tower
                                    Houston, Texas  77002
                                    Telecopier: (713) 220-4285

            To the Purchaser or
            the PG Guarantor:       Paradigm Geophysical Corporation
                                    Merkazim House
                                    32 Maskit Street
                                    POB 2061
                                    Herzlia B 46120 Israel
                                    Attention: Michael Burstein
                                    Telecopier: 011 972 99 589 327


STOCK PURCHASE AGREEMENT - PAGE 30

            With a copy to:         Paul B. Sander, Esq.
                                    Ginsberg and Brusilow, P.C.
                                    14785 Preston Road, Suite 750
                                    Dallas, Texas  75240
                                    Telecopier:  (972) 702-0662

Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. No Notice shall be given to or by the Company. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

      15. GUARANTY. The PG Guarantor is the sole shareholder of Purchaser. The PG Guarantor acknowledges and agrees that it will, directly or indirectly, benefit from the purchase of the Common Stock by the Purchaser. Therefore, the PG Guarantor hereby guarantees to the Seller the full and faithful performance of all obligations of the Purchaser hereunder, including, without limitation, the payment of the Royalty and any other obligations which survive the Closing.

      16. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except controversies involving less than $10,000 or those for which an alternate dispute resolution procedure is specifically provided herein, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration brought under the terms of this Agreement shall be conducted in the following manner:

      (a) Each of the parties hereto shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third impartial arbitrator within ten (10) days of the date on which the second arbitrator is selected. The three arbitrators shall determine all questions presented to them by majority vote. The decision of a majority of the arbitrators shall be final and conclusive on the Parties hereto.

      (b) The arbitration hearing shall be held in Harris County, Texas, and the award of the arbitrators may be entered in any District Court of Harris County, Texas.

      (c) The parties agree that the following time limitations shall govern the arbitration proceedings conducted under the terms of this Agreement: (i) any demand for arbitration must be filed within thirty (30) days of the date on which the dispute arises or the alleged breach occurs; (ii) each Party must select an arbitrator within fifteen (15) days of receipt of notice that an arbitration proceeding has commenced. In the event that no such selection is made, the arbitrator selected by


STOCK PURCHASE AGREEMENT - PAGE 31
the other Party may conduct the arbitration proceeding without selecting any other arbitrator; (iii) the hearing must be held within thirty (30) days of the date on which the third arbitrator is selected; (iv) hearing briefs must be selected within fifteen (15) days of the hearing date; and (v) the arbitration award must be made within ten (10) days of the receipt of hearing briefs.

      (d) The expenses of such arbitration shall be borne in such proportion as the arbitrators shall decide.

      17. FURTHER ASSURANCE. The Seller and the Purchaser shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the other may reasonably request to effect, consummate, document, confirm or evidence the consummation of the transactions which are the subject of this Agreement. Each Party hereto shall also do such acts as are reasonably necessary to perform its representations, warranties, covenants and agreements herein.

      18. GOVERNING LAW. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Texas (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction), except to the extent that same are mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction.

      19. ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement, together with all Schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

       20. SEVERABILITY. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

      21. HEADINGS, EXHIBITS AND SCHEDULES. The headings of the several Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.


STOCK PURCHASE AGREEMENT - PAGE 32

      22. ASSIGNMENT; SUCCESSORS BOUND. This Agreement may not be assigned by any Party without the consent of the other Party, provided, however, that the Purchaser may assign its right to acquire the Common Stock to the PG Guarantor so long as the Purchaser is not relieved of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

      23. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute a full and complete Agreement. A telecopied facsimile of an executed counterpart of this Agreement shall be sufficient to evidence the binding agreement of each Party to the terms hereof. However, each Party agrees to return to the other parties an original, duly executed counterpart of this Agreement promptly after delivery of a telecopied facsimile thereof.

STOCK PURCHASE AGREEMENT - PAGE 33

      IN WITNESS WHEREOF, the Seller, the Purchaser and the PG Guarantor have caused this Agreement to be signed in multiple originals by their respective officers thereunto duly authorized, all as of the date first above written.

                                    GEOSCIENCE CORPORATION


                                    By: /s/ RICHARD F. MILES
                                    Name:   Richard F. Miles
                                    Title:  President

                                    PARADIGM GEOPHYSICAL CORPORATION


                                    By: /s/ ELDAD WEISS
                                    Name:   Eldad Weiss
                                    Title:  Chief Executive Officer

                                    PARADIGM GEOPHYSICAL LTD.


                                    By: /s/ ELDAD WEISS
                                    Name:   Eldad Weiss
                                    Title:  Chief Executive Officer


STOCK PURCHASE AGREEMENT - PAGE 34